Exhibit 5.1
OPINION OF COUNSEL

March 19, 2007

Friedrichstr. 95
Infineon Technologies AG	10117 Berlin
Am Campeon 1-12	+49 30 20 22 64 00 (t)
D-85579 Neubiberg	+49 30 20 22 65 00 (f)
Federal Republic of Germany
Ladies and Gentlemen:
We act as special counsel to Infineon Technologies AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (the “Company”). We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 500,000 ordinary shares of the Company, no par value per share (the “Shares”), issuable under the Infineon Stock Option Plan 2006 (the “Plan”).
We have examined official excerpts of the commercial register for the Company, copies of the Articles of Association, copies of the invitation to the shareholders’ meeting 2006 and further documents and records as we have deemed material for the purposes of this opinion.
In our examination of the foregoing documents, we have assumed the authenticity of all documents submitted to us as official, photostatic or other copies and that all originals to these copies have been produced in good faith and reflect all events, facts and circumstances as they have been occurred.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
We express no opinion herein as to the laws of any state or jurisdiction other than the Federal Republic of Germany.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued and fully paid.
We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Christian Crones
Christian Crones, Partner